Exhibit 99.2
EXHIBIT 99.2
PRO FORMA FINANCIAL STATEMENTS

Tri-Isthmus Group, Inc.
Pro Forma Condensed Consolidated Balance Sheet
As of September 30, 2007
(UNAUDITED)

			Pro Forma	Pro
Amount (in $ thousand)	TIG	RHA *	Adjustments	Forma
ASSETS
Current assets:
Cash and cash equivalents	$733	$348	$—	$1,081
Accounts receivable, net	1,418	3,977	—	5,395
Advance to affiliate	273	1	—	274
Prepaid expenses	23	—	—	23
Other current assets	135	550	—	685

Total current assets	2,582	4,876		7,458

Property and equipment, net	1,163	4,361	—	5,524
Goodwill	759	—	—	759

Total assets	$4,504	$9,237	$—	$13,741

LIABILITIES, PREFERRED STOCK AND SHAREHOLDERS’S EQUITY
Current liabilities:
Accounts Payable and accrued expenses	$678	$397	$—	$1,075
Accrued Expenses	792	—	233	1,025
Staff Accruals Accrued Expenses	154	1,003	—	1,157
Note payable, short-term	—	4,897	—	4,897

Total current liabilities	1,624	6,297	233	8,154

Note payable, long-term	—	523	—	523
Minority Interest	920	—	1,184	2,104
Shares with mandatory redemption	—	—	1,000	1,000

Total Liabilities	2,544	6,820	2,417	11,781

			Pro Forma	Pro
Amount (in $ thousand)	TIG	RHA *	Adjustments	Forma
Non-redeemable preferred stock:
Preferred stock Series 1-A	166	—	—	166
Preferred stock Series 2-A	25	—	—	25

Total non-redeemable preferred stock	191	—	—	191

Redeemable preferred stock:
Preferred stock Series 5-A	2,519	—	—	2,519

Series B preferred stock issued by subsidiary	2,500	—	—	2,500

Total redeemable preferred stock	5,019	—	—	5,019

Shareholders’ equity:
Common stock	38	1	(1)	38
Additional paid-in capital	65,663	2,416	(2,416)	65,663
Accumulated deficit	(68,591)	—	—	(68,591)
Deferred stock-based compensation	(308)	—	—	(308)
Other compensation loss	(52)	—	—	(52)

Total shareholders’ equity	(3,250)	2,417	(2,417)	(3,250)

Total liabilities, preferred stock and shareholders’ equity	$4,504	$9,237	$—	$13,741

*	Amounts for RHA are as of the acquisition date of October 30, 2007.

Tri-Isthmus Group, Inc.
ADJUSTMENTS TO THE CONDENSED CONSOLIDATED PRO FORMA UNAUDITED BALANCE SHEET
The condensed consolidated pro forma unaudited balance sheet above was adjusted to record transaction costs, shares with mandatory redemption and the minority interest of the remaining 49% owner of RHA, and to remove the shareholders’ equity of RHA.